Exhibit 99.1

Contacts:
Investors		Media
EVC Group		EVC Group
Douglas Sherk,	(415) 896-6820	Steve DiMattia
Jennifer Beugelmans,	(415) 896-6820	(646) 277-8706

PHARSIGHT REPORTS FISCAL THIRD QUARTER FINANCIAL RESULTS

Total Revenue Grows 5% During First Nine Months of Fiscal 2006; Software Revenue Grows 14%

Company Updates Guidance

CFO Leaving Company to Pursue Personal Interests

MOUNTAIN VIEW, Calif., Jan. 26, 2006 – Pharsight Corporation (OTCBB:PHST), a leading provider of software and strategic services designed to optimize clinical drug development, today announced financial results for its third quarter and nine-month period of fiscal year 2006, both ended December 31, 2005. For the third quarter, revenue was $5.8 million, compared with revenue of $6.5 million in the third quarter of fiscal year 2005. For the first nine months of fiscal 2006 ended December 31, 2005, revenue was $17.4 million, an increase of 5% compared with the same period in fiscal 2005.

Gross margin in the fiscal third quarter of 2006 improved to 68% compared with gross margin of 65% for the fiscal second quarter. Gross margin in the fiscal third quarter of 2005 was 70%. Gross margin for the first nine months of fiscal 2006 was 67% compared with 66% for the comparable period of fiscal 2005.

“During the first nine months of our fiscal year, we have seen the usage of modeling and simulation in the drug development process increase, and acceptance of the methodology has now moved beyond the first-adopter phase,” said Shawn M. O’Connor, president and chief executive officer. “Drug developers have widely begun to recognize the value of modeling and simulation as a means to drive process efficiencies and Pharsight’s products and services are gaining mindshare among the leading developers in the pharmaceutical and biopharmaceutical sectors. Within our software business, our increasing mindshare was illustrated by the addition of three new Drug Model Explorer™ (DMX®) licensees, including deCODE, a leading global biopharmaceutical company focused on applying its discoveries in human genetics to the development of drugs for common diseases. In addition, we also extended or expanded our relationships with seven existing Pharsight® Knowledgebase Server ™ (PKS™) customers. We now have 14 PKS customers and five DMX customers.

“Within our strategic consulting business, similar to last quarter, our results continued to be impacted by internal changes at one of our largest customers that has seen a slowdown in the pace of new project initiations,” continued Mr. O’Connor. “Since the fiscal second quarter, that pace of project initiations has slowed further, and we expect this trend to continue into our fiscal fourth quarter. While this development has been disappointing, we are very confident that this customer remains focused on utilizing modeling and simulation technology and methodology in their drug development process. In fact, late in the fiscal third quarter, this customer and another one of our largest customers both entered into agreements for our strategic consulting services that span the entire calendar 2006 year. We expect to recognize the associated revenues beginning in our fiscal 2007 year that starts on April 1, 2006.”

Net income for the fiscal third quarter of 2006 was $274,000, compared with net income of $1.4 million for the same period in fiscal 2005. Net income attributable to common stockholders during the fiscal third quarter was $84,000, compared with net income attributable to common stockholders of $1.3 million in the third quarter of the previous fiscal year. Basic and diluted net income per share attributable to common stockholders were both $0.00, compared with $0.07 and $0.05, respectively, per share in the third quarter of fiscal 2005.

“The impact of the unexpected slowdown in our consulting services business has led us to reduce our revenue and net income expectations for fiscal 2006,” continued Mr. O’Connor. “We believe it’s important to note however, that our software business revenue continues to grow and gross margins remain healthy. In fact, year-to-date revenue in this unit has grown 14%, from $9.3 million to $10.6 million. In addition, throughout the past 18 months we have worked diligently and successfully to improve our overall margins and operating expense efficiencies. As a result, our cost of revenues remained relatively constant year-over-year for the quarter and the nine-month period.

“Despite the short-term impact of the budget slowdown at this large strategic consulting services customer,” continued Mr. O’Connor, “we believe our investments in sales and marketing are continuing to provide us with tangible results. This quarter we continued to make progress toward diversifying our strategic consulting services customer base and reducing our reliance on our top two customers. During the fiscal third quarter, we added two of the world’s 20 leading pharmaceutical companies, including one with $19.4 billion in global sales. Excluding the aforementioned agreements with two of our largest customers, we also entered into engagements with 9 existing customers. Year-to-date, we have executed agreements with 21 new strategic consulting services customers. We believe that these new and expanded relationships illustrate the increasing interest in our consulting services. Overall, we remain very encouraged by the market’s increased use of modeling and simulation and believe we can continue to successfully grow our position as a market leader. We are confident that our software and strategic consulting practice can provide the innovative technology, tools and services that global drug developers need to drive efficiencies within their development processes.”

Net income during the first nine months of fiscal 2006 was $791,000 compared with net income of $1.9 million for the same period of fiscal 2005. Net income attributable to common stockholders during the first nine months of fiscal 2006 was $242,000 compared with net income attributable to common stockholders of $1.5 million for the comparable period of fiscal 2005. Basic and diluted net income per share attributable to common stockholders were both $0.01 for the first nine months of fiscal 2006, compared with $0.08 and $0.07, respectively, for the same period of fiscal 2005.

The three- and nine-month period year-over-year decreases in net income were primarily due to lower-than-expected strategic consulting services revenue as well as the previously announced investments in the Company’s sales, marketing and research and development organizations. These investments resulted in 20% and 21% year-over-year increases in operating expenses, in the three- and nine-month periods, respectively.

Recent Highlights

Pharsight’s recent highlights in its software and strategic consulting business units include the release of new software products new enterprise software engagements, new consulting engagements, and expanded relationships with existing customers:

Software

•	Released WinNonlin® Validation Suite™, which permits rapid and reliable validation of new installations of WinNonlin 5.0.1 using standard kinetic and dynamic data sets and known calculation sets.

•	Released PKS Validation Suite™, which enables rapid and reliable validation of PKS 3.0 installations using a combination of automated and manual tests. Pharsight recently announced that it has signed its first four customers for PKS Validation Suite.

•	Expanded relationships with current PKS customers including a significant seat expansion with sanofi-aventis to accommodate their post-merger requirements.

•	Entered into three new DMX licensing agreements; one with new customer, deCODE, a leading biopharmaceutical company and two existing customers.

Strategic Consulting Services

•	Continued expansion of consulting presence in the pharmaceutical industry by signing new consulting agreement with two of the world’s 20 leading pharmaceutical companies.

•	Further penetrated Pharsight’s existing customer base by signing new consulting agreements with companies including Sepracor, Sankyo Pharma, sanofi-aventis and Cephalon.

•	Participated as a panelist at the American Association of Pharmaceutical Scientists (AAPS) Annual Meeting in a symposium entitled “Getting The Dose Right: Model-Based Drug Development in Oncology.”

•	Launched a series of industry seminars on the systematic application of modeling methods and technology solutions for improved productivity and decision making.

CFO Departure Announced

The Company also announced today that Cynthia Stephens Mignogna, Pharsight’s Chief Financial Officer, is leaving the Company to pursue personal interests, effective February 2006. Ms. Mignogna joined the Company in February 2004 as the permanent CFO, after having served as interim CFO from October 2003. Pharsight has begun a search for a replacement and Shawn O’Connor, who was the former CFO of Pharsight, and Eric Bell, Pharsight Vice President and Controller will assume the responsibilities in the interim. “Cynthia has been a valuable member of the Pharsight team and has played a key role in our financial turnaround and restructuring over the past two years. I’d like to thank her for her contributions and wish her well in her future endeavors,” said Mr. O’Connor.

Guidance

“Due to our reduced near-term outlook for strategic consulting services revenue growth, we are lowering our revenue expectations for the full fiscal year ending March 31, 2006 to a range of $22 million to $23.5 million, which would represent growth of up to 4% compared with fiscal 2005,” continued Mr. O’Connor. “Based upon this expected level of revenue and depending on the mix of revenue between software and strategic consulting services, we now expect full year income statement results to range between net income of $750,000 and a loss of $300,000. These expectations include the impact of our continued strategic investments in sales, marketing and research and development, which we believe are necessary to position us well for future growth.”

The net income guidance for fiscal 2006 excludes any potential impact from the preferred stock dividend payable to preferred stockholders. The Company’s preferred stockholders may elect to receive their dividend payments in the form of Series B Preferred shares instead of cash. The fair market value of such dividends if paid in the form of shares may fluctuate and may be greater or lesser than the stated value of the Series B Preferred shares.

While Pharsight expects that over the long-term revenues and gross margin in its software business will increase in response to customer demand, the revenues and gross margin in individual quarters may fluctuate significantly in the future based upon timing of completion of large software installations and related revenue recognition.

Cash & Liquidity

Pharsight exited the third quarter of fiscal 2006 with cash and cash equivalents of $10.0 million compared with $10.6 million at March 31, 2005 and $8.8 million at December 31, 2004.

“During the quarter, we achieved positive quarterly net cash flow, in line with our internal forecasts to reach positive net cash flow for the full fiscal year, which we believe we remain on track to achieve. As we have previously disclosed, the cash flow in individual quarters may fluctuate based upon timing of and completion of large software installations and strategic consulting projects,” concluded Mr. O’Connor.

Conference Call

Pharsight management will host a conference call and webcast today, Thursday, January 26, 2006 at 1:30 p.m. Pacific Time to discuss the Company’s third quarter fiscal 2006 results, revised outlook for the remainder of the fiscal year and current corporate developments. The dial-in number for the conference call is 800-366-7417 for domestic participants and 303-262-2143 for international participants. To access the live webcast of the call, go to Pharsight’s website at www.pharsight.com and click on the About Pharsight icon. The webcast can then be accessed under the Investor Relations section.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through midnight Pacific Time on Thursday, February 3, 2006 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers. To access the domestic or international replay, callers should use pass code 11051582#.

About Pharsight Corporation

Pharsight Corporation (OTCBB:PHST) develops and markets products and services that help pharmaceutical and biotechnology companies improve their decision-making in drug development and commercialization. By integrating scientific, clinical and business decision criteria into a dynamic, model-based methodology, Pharsight helps its customers optimize the value of their drug development programs and portfolios from discovery to post-launch marketing and any point in between. Pharsight uses computer-based drug-disease models, dynamic predictive market models, clinical trial simulation and advanced valuation models to create a continuously evolving view of its customers’ development efforts and product portfolios. This enables decision makers to make explicit value-driven trade-offs throughout the development and commercialization process. Pharsight Corporation is headquartered in Mountain View, California. Information about Pharsight is available at www.pharsight.com.

Safe Harbor

This press release includes forward-looking statements, including statements regarding our growth opportunities and market position, the demand and market for our products and services, operating or cost efficiencies, our customer base, and our expectations for revenue, gross margin, and net income for the fiscal year ending March 31, 2006. These forward-looking statements involve risks and uncertainties, and factors that could cause actual results to differ materially include the following: changes in the demand for Pharsight’s products and services, uncertainties involved in pharmaceutical drug development, changes in government regulation of the pharmaceutical industry, changes in Pharsight’s research and development focus or operating strategies, the failure to develop new products and services or to keep pace with technological changes, and the failure of the market for Pharsight’s products and services to develop as expected, or for new customers beyond large pharmaceutical customers, who form a large component of the Pharsight’s client base, to adopt Pharsight’s solutions. Further information on potential factors that could affect actual results is included in Pharsight’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on November 14, 2005. All forward-looking statements are based on information available to Pharsight as of the date hereof, and Pharsight assumes no obligation to update such statements, whether as a result of new developments or otherwise.

Pharsight, Pharsight Knowledgebase Server, PKS, PKS Validation Suite, Drug Model Explorer, DMX, WinNonlin, WNL Validation Suite and Trial Simulator are trademarks or registered trademarks of Pharsight Corporation.

Financial Tables Follow

PHARSIGHT CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2005	2004	2005	2004
Revenues:
License	$1,672	$2,391	$3,793	$4,425
Renewal	1,258	1,127	3,639	3,388
Maintenance	272	53	768	138
Services	2,555	2,891	9,171	8,617

Total revenues	5,757	6,462	17,371	16,568

Cost of revenues	1,829	1,948	5,770	5,606

Gross margin	3,928	4,514	11,601	10,962

Operating expenses:
Research and development	878	750	2,558	2,176
Sales and marketing	1,496	1,067	4,216	3,083
General and administrative	1,262	1,207	3,967	3,592

Total operating expenses	3,636	3,024	10,741	8,851

Income from operations	292	1,490	860	2,111

Other income (expense) net	7	(33)	(4)	(117)

Income before income taxes	299	1,457	856	1,994
Provision for income taxes	(25)	(46)	(65)	(68)

Net income	274	1,411	791	1,926
Preferred stock dividend	(190)	(145)	(549)	(465)

Net income attributable to common stockholders	$84	$1,266	$242	1,461

Net income per share attributable to common stockholders:
Basic	$0.00	$0.07	$0.01	$0.08

Diluted	$0.00	$0.05	$0.01	$0.07

Shares used to compute net income per share attributable to common stockholders:
Basic	19,445	19,117	19,393	19,088

Diluted	21,967	28,195	22,120	28,282

PHARSIGHT CORPORATION

CONDENSED BALANCE SHEETS

(In thousands)

	December 31, 2005	March 31, 2005*
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,974	$10,579
Accounts receivable, net	5,130	4,809
Other current assets	388	594

Total current assets	15,492	15,982
Property and equipment, net	2,083	604
Other assets	74	236

Total assets	$17,649	$16,822

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$432	$862
Accrued expenses	3,153	2,635
Deferred revenue	7,301	7,178
Current portion of notes payable	1,737	1,975

Total current liabilities	12,623	12,650

Deferred revenue, long term	72	126
Notes payable, less current portion	467	410
Other long term liabilities	272	—
Redeemable convertible preferred stock	6,525	6,266
Stockholders’ deficit	(2,310)	(2,630)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$17,649	$16,822

*	Derived from the Company’s audited financial statements as of March 31, 2005